EXHIBIT 99.1

21st Century Holding Company Reports 2009 Fourth Quarter and Full Year Results

LAUDERDALE LAKES, Fla., March 23, 2010 (GLOBE NEWSWIRE) -- 21st Century Holding Company (Nasdaq:TCHC) today reported results for the quarter and year ended December 31, 2009 (see tables).

For the three months ended December 31, 2009, the Company reported a net loss of $7.4 million or $0.93 per share on 8.0 million average undiluted and diluted shares outstanding, as compared to a net loss of $2.8 million, or $0.35 per share on 7.9 million average undiluted shares outstanding in the same three month period last year.

For the twelve months ended December 31, 2009, the Company reported a net loss of $10.3 million or $1.29 per share on 8.0 million undiluted and diluted shares versus a net loss of $2.5 million, or $0.31 per share on 8.0 million undiluted shares in the same twelve month period last year.

Net premiums earned decreased $4.5 million or 30.5% to $10.3 million for the three months ended December 31, 2009, as compared to $14.8 million for the same three-month period last year. Net premiums earned decreased $17.1 million or 26.3% to $48.0 million for the twelve months ended December 31, 2009, as compared to $65.1 million for the same twelve month period last year. Gross premiums written increased $11.8 million, or 67.7%, to $29.4 million for the three months ended December 31, 2009, compared with $17.6 million for the three months ended December 31, 2008. Gross premiums written increased $16.2 million, or 18.3%, to $104.4 million for the twelve months ended December 31, 2009, compared with $88.2 million for the twelve months ended December 31, 2008.

Total revenues decreased $2.8 million or 17.5% to $13.2 million for the three months ended December 31, 2009, as compared to $16.0 million for the same three-month period last year. Total revenues decreased $8.6 million or 12.8% to $58.9 million for the twelve months ended December 31, 2009, as compared to $67.5 million for the same twelve month period last year.

Fourth quarter and full year results were adversely impacted primarily by the continued effects of higher reinsurance costs and state-mandated premium mitigation credits. Partially offsetting these factors were higher premium income as the Company resumed writing homeowners insurance after the end of the wind season, the assumption of approximately $12 million of in-force premium from Citizens Property Insurance Corporation ("Citizens") in December, and the effects of a 19% rate increase on policies written since November 2009.

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "With the end of the wind season and the approval of a statewide 19% rate increase on voluntary business, we resumed writing new property business in the fourth quarter. As a result, we reported a 67% increase in gross written premiums in the fourth quarter. Offsetting this significant increase, as expected, were the continuing effects of higher reinsurance costs and state mandated mitigation credits. Additionally, on March 22, 2010, Federated National Insurance Company ("Federated National"), a wholly owned subsidiary of the Company, received notice from Demotech, Inc., a rating agency, requiring a capital infusion of $10 million by March 31, 2010 for Federated National to maintain its "A" rating with the agency. We are exploring various options to comply with this requirement.

"The Florida property insurance industry is operating in a challenging environment and while we continue to face substantial headwinds, we believe that 21st Century Holding Company is heading in the right direction. While we will continue to be affected by reinsurance costs and mitigation credits, we expect to see a gradual improvement in operating margin from the flow through of the full effect of the November 2009 rate increase on voluntary business and an anticipated decrease in the cost of reinsurance in the second half of 2010. In addition, we have applied for a 14.9% rate increase on policies assumed from Citizens."

The Company will hold an investor conference call at 4:30 PM (ET) today, March 23, 2010. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call. A live webcast of the call will be available online at http://www.21stcenturyholding.com (in the Conference Calls section). Listeners interested in participating in the Q&A session can access the conference call by dialing toll free 877-545-1409. Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites commercial general liability insurance, commercial residential property, homeowners' property and casualty insurance, flood insurance, inland marine, personal automobile insurance and commercial automobile insurance in the state of Florida. The Company underwrites general liability coverage as an admitted carrier in the states of Alabama, Louisiana and Texas for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, California, Georgia, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the success of the Company's new growth and marketing initiatives and introduction of its new product lines, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida which affect the property and casualty insurance market; the costs of reinsurance and the collectability or reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, including regulatory approval of the proposed $10 million capital contribution to Federated National Insurance Company on or before March 31, 2010, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; the ability of the Company to close the proposed acquisition of HomeWise Insurance Company on a timely basis or at all, or if the transaction is closed, to achieve the contemplated benefits and synergies; and other matters described from time to time by us in our filings with the SEC. Additional risk factors will also be set forth in the Company's Form 10-K for the fiscal year ended December 31, 2009 which will be filed with the SEC by March 31, 2010. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2009	2008	2009	2008
Revenue:
Gross premiums written	$ 29,429,441	$ 17,553,107	$ 104,378,812	$ 88,247,981
Gross premiums ceded	503,175	(621,998)	(56,217,206)	(34,553,348)

Net premiums written	29,932,616	16,931,109	48,161,606	53,694,633

Increase (Decrease) in prepaid reinsurance premiums	(14,372,022)	(6,282,338)	10,163,202	(4,451,209)
(Increase) Decrease in unearned premiums	(5,265,489)	4,166,999	(10,349,253)	15,886,248
Net change in prepaid reinsurance premiums and unearned premiums	(19,637,511)	(2,115,339)	(186,051)	11,435,039

Net premiums earned	10,295,105	14,815,770	47,975,555	65,129,672
Commission income	623,564	258,692	1,361,744	1,611,886
Finance revenue	58,018	81,731	293,919	350,198
Managing general agent fees	403,925	369,471	1,620,404	1,745,243
Net investment income	1,363,478	1,144,206	3,397,105	6,461,084
Net realized investment gains (losses)	35,106	(1,284,130)	1,117,445	(10,592,770)
Regulatory assessments recovered	303,169	485,518	2,332,579	2,104,113
Other income	141,213	157,261	755,255	654,482

Total revenue	13,223,578	16,028,519	58,854,006	67,463,908

Expenses:
Loss and loss adjustment expenses	14,739,835	11,612,927	43,705,820	41,868,260
Operating and underwriting expenses	3,077,654	2,509,942	9,681,271	7,209,328
Salaries and wages	2,163,448	1,820,021	7,929,822	7,427,785
Policy acquisition costs, net of amortization	4,270,122	2,966,437	13,746,782	14,760,249

Total expenses	24,251,059	18,909,327	75,063,695	71,265,622

Loss before provision for income tax benefit	(11,027,481)	(2,880,808)	(16,209,689)	(3,801,714)
Provision for income tax benefit	(3,645,117)	(107,450)	(5,921,152)	(1,323,775)
Net loss	$ (7,382,364)	$ (2,773,358)	$ (10,288,537)	$ (2,477,939)
Basic net loss per share	$ (0.93)	$ (0.35)	$ (1.29)	$ (0.31)
Fully diluted net loss per share	$ (0.93)	$ (0.35)	$ (1.29)	$ (0.31)

Weighted average number of common shares outstanding	7,968,245	7,913,249	8,002,365	7,979,436

Weighted average number of common shares outstanding (assuming dilution)	7,968,245	7,913,249	8,002,365	7,979,436

Dividends paid per share	$ 0.06	$ 0.18	$ 0.36	$ 0.72

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	12/31/09	12/31/08
Total Cash & Investments	$142,416,020	$150,642,267
Total Assets	$202,889,375	$197,101,997
Unpaid Loss and Loss Adjustment Expense	$70,610,480	$64,775,241
Total Liabilities	$135,447,779	$120,871,081
Total Shareholders' Equity	$67,441,596	$76,230,916
Common Stock Outstanding	7,953,384	8,013,894
Book Value Per Share	$8.48	$9.51

Premium Breakout
	3 Months Ending		12 Months Ending
Line of Business	12/31/09	12/31/08	12/31/09	12/31/08
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$25,201	$12,389	$84,705	$60,708
Commercial General Liability	2,789	4,404	15,279	23,790
Federal Flood	822	648	3,559	3,263
Automobile	617	112	836	487

Gross Written Premiums	$29,429	$17,553	$104,379	$88,248

Commercial General Liability
Written Premium by State
	3 Months Ending		12 Months Ending
State	12/31/09	12/31/08	12/31/09	12/31/08
	(Dollars in thousands)		(Dollars in thousands)
Alabama	$18	$19	$76	$117
Arkansas	--	--	4	12
California	--	18	49	269
Florida	2,297	3,119	12,341	16,011
Georgia	62	97	291	568
Kentucky	--	---	1	1
Louisiana	310	980	1,736	4,481
Maryland	--	--	--	2
South Carolina	--	4	2	70
Texas	102	168	778	2,252
Virginia	--	--	1	7

Gross Written Premiums	$2,789	$4,405	$15,279	$23,790

Loss Ratios
The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.

	3 Months Ending		12 Months Ending
Line of Business	12/31/09	12/31/08	12/31/09	12/31/08
Homeowners'	121.8%	49.3%	92.0%	56.2%
Commercial General Liability	129.5%	120.4%	81.5%	77.0%
Fire	18.5%	0.0%	18.7%	0.0%
Inland Marine	57.5%	0.0%	57.5%	0.0%
Automobile	3.6%	(78.3)%	(1.1)%	1.8%
All Lines	122.6%	78.4%	86.9%	64.3%
CONTACT:  21st Century Holding Company
          Peter J. Prygelski, CFO
          (954) 308-1252
          (954) 581-9993